EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made the 29th day of April, 2011, by and between Coventry Health Care, Inc., a Delaware corporation (the “Company”) and Randy Giles (the “Executive”).  For purposes of this Agreement, “Company” shall also include all subsidiaries and affiliates of Coventry Health Care, Inc.

WHEREAS, Executive has been, prior to the date hereof, an employee of the business conducted by the Employer, and

WHEREAS, Employer desires to continue to employ Executive and to be assured of his continued services in connection with the management of the business conducted by the Employer upon the terms and conditions hereinafter set forth, and

WHEREAS, Executive is willing and desires to continue to be employed by the Employer to provide such services.

NOW, THEREFORE, in consideration of the premises hereof and of the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           TERM AND DUTIES

1.1 The Employer hereby agrees to continue Executive’s employment and Executive hereby agrees to such employment on and after the date hereof under the terms and conditions hereinafter set forth.  Such terms shall commence for one (1) year (the “Initial Term”), and will continue on a year-to-year basis thereafter (each such year a “Renewal Term”), until the Executive’s employment is terminated as outlined in Section 4 herein.

1.2 Effective May 2, 2011, the Executive shall serve in the capacity of Executive Vice President, Chief Financial Officer and Treasurer of the Company and report to the Chief Executive Officer of the Company.  During the Initial Term or any Renewal Term, the Executive shall serve, without additional compensation, in such other offices of the Company or its subsidiaries or affiliates to which he may be elected or appointed.

2.           COMPENSATION AND BENEFITS

2.1 The Company shall continue to pay the Executive a base salary (“Base Salary”) of not less than Six Hundred Thousand Dollars ($600,000) per annum, subject to applicable withholdings.  The Base Salary shall be payable in accordance with the customary payroll practices of the Company.  The Base Salary shall be reviewed annually and shall be subject to increase by the Chief Executive Officer from time to time.

2.2 The Executive shall continue to be eligible for an annual bonus (“Bonus”) in accordance with the Company’s performance-based plan for the purposes of Section 162(m) of the Internal Revenue Code, as amended (the “Code”), which is currently administered as the Company’s Executive Management Incentive Plan. During the Initial Term, the Executive’s target annual bonus shall equal 100% of his base salary.

2.3 The Executive shall continue to be eligible to participate in all employee benefit plans or programs and receive all benefits to which any salaried employee is eligible under any existing or future plan or program for salaried employees, including, without limitation, all plans developed for executive officers of the Company.  These plans or programs may include group health care, dental care, vision care, life or other insurance, tax qualified retirement, savings, thrift and profit sharing plans, sick leave plans, travel or accident insurance, disability insurance, and contingent compensation plans, including capital accumulation programs, deferred compensation plans, restricted stock programs, stock purchase programs and stock option plans. Nothing in this Agreement will preclude the Company from amending or terminating any of the plans or programs applicable to salaried employees or executive officers.

2.4 The Executive will continue to be eligible for four (4) weeks of annual paid vacation.

2.5 The Company will reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in connection with the performance of his duties upon proper documentation in accordance with Company policies.

3.           DEATH AND DISABILITY COMPENSATION

3.1 In the event of the Executive’s death during the Initial or Renewal Term, the Agreement terminates and all payments under the Agreement shall cease as of the date of death, except for the following benefits to be paid to the Executive's beneficiaries:

(a) any earned but unpaid Base Salary and a lump sum payment equal to the average annual bonus compensation of the two (2) calendar years immediately preceding the year of death of Executive; and

(b) for twelve (12) months following the date of the Executive’s death, the Company shall pay the cost of medical, dental, and vision premiums as in effect at the date of the Executive’s death for Executive’s surviving spouse, subject to a formal election by the spouse;

(c) the Executive’s designated beneficiary will be entitled to receive the proceeds of any life or other insurance or other death benefit programs provided or referred to in this Agreement;

(d) all unvested outstanding stock options will fully vest; and

(e) all unvested restricted shares will vest in full.

3.2 Notwithstanding the short-term disability of the Executive, the Company will continue to pay the Executive pursuant to Section 2 hereof during the Initial Term or any Renewal Term, unless the Executive’s employment is earlier terminated in accordance with this Agreement.  In the event the Executive becomes disabled (as defined by the Company’s long-term disability plan), the Executive’s employment will be terminated and the Company will pay the Executive the following:

(a) any earned but unpaid Base Salary and a lump sum payment equal to the average annual bonus compensation of the two (2) calendar years immediately preceding the year in which the Executive’s termination due to disability occurs;

(b) for twelve (12) months following the date of the Executive’s termination due to disability, the cost of the Executive’s (or his spouse’s in the event of Executive’s death during such period) medical, dental, and vision insurance premiums in effect at the date of the Executive’s termination, subject to a formal election by the Executive;

(c) all of the Executive’s unvested outstanding stock options will fully vest; and

(d) all of the Executive’s unvested restricted shares will vest in full.

3.3 During the period the Executive is receiving payments following his disability and as long as he is physically and mentally able to do so, the Executive will furnish information and assistance to the Company and from time to time will make himself available to the Company to undertake assignments consistent with his position or prior position with the Company and his physical and mental health.

3.4 For purposes of this Agreement, the term “disabled” or “disability” will have the same meaning as is attributed to such term, or any substantially similar term, in the Company’s long-term disability income plan in effect from time to time.  The Company’s group long-term disability policy in existence at the time of disability shall be considered to be a part of this Agreement.

4.           TERMINATION OF EMPLOYMENT

4.1 The Company may terminate this Agreement with or without cause at any time during the Initial or Renewal Term of the Agreement with thirty (30) days prior written notice. However, except in the case of a two (2) year period following a Change in Control (hereinafter defined), if the Executive suffers a Termination Without Cause (hereinafter defined), the Company will pay the Executive the following:

(a) twelve (12) months of base pay in installments similar to those being received by Executive at the time of termination of employment;

(b) for twelve (12) months, the cost of the Executive’s medical, dental, and vision insurance in effect at the date of termination, subject to a formal election by the Executive;

(c) credit for twelve (12) months accelerated vesting of all outstanding unvested stock options and restricted shares.

4.2 If the Executive suffers a Termination Without Cause or a Constructive Termination (herein defined) within two (2) years following a Change in Control, the Company will pay to the Executive the following:

(a) his then-current Base Salary paid through the date of termination plus a lump sum payment equal to his Base Salary and target annual incentive bonus under the Company’s Executive Management Incentive Plan for the year in which the termination occurs;

(b) for twelve (12) months, the cost of the Executive’s medical, dental, and vision insurance in effect at the date of termination, subject to a formal election by the Executive;

(c) all of the Executive’s unvested outstanding stock options and restricted stock shares will vest in full.

4.3 The Executive may terminate his employment hereunder at any time during the term of this Agreement with thirty (30) days prior written notice.  If the Executive suffers a Termination with Cause or the Executive terminates his employment with the Company not due to death or disability (as defined in Section 3.4) (a “Voluntary Termination”), then the Company will not be obligated to pay the Executive any amounts of compensation or benefits following the date of termination, except earned but unpaid Base Salary through the date of termination.  The stock options, PSUs and any other outstanding equity awards granted to the Executive shall be governed by the applicable award agreements and incentive plans.

4.4 For purposes of this Employment Agreement, the following terms have the following meanings:

(a) “Change in Control” shall occur if at any time, substantially all of the assets of the Company are sold or transferred by sale, merger or otherwise, to an entity which is not a direct or indirect subsidiary of the Company, or if any “person” (as such term is used in Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the then existing outstanding securities of the Company.

(b) “Termination With Cause” means termination by the Company, acting in good faith, by written notice to the Executive specifying the event relied upon for such termination, due to; (i) the Executive’s indictment or conviction of a felony, (ii) the Executive’s intentional perpetration of a fraud, theft, embezzlement or other act of dishonesty, (iii) the Executive’s intentional breach of a trust or fiduciary duty which materially adversely affects the Company or its shareholders, or (iv) the Executive violates or breaches his Restrictive Covenants.

(c) “Termination Without Cause” means termination by the Company other than due to the Executive’s death or disability or Termination With Cause.

(d) “Constructive Termination” means termination by the Executive after a Change in Control and a reassignment of duties and responsibilities that are not at least the equivalent of his then current position as set forth in Section 1.2.  The Executive shall have a period of sixty (60) days after the occurrence to notify the Company in writing that such occurrence constitutes grounds for a Constructive Termination, after which the Company shall have thirty (30) days to cure the condition.  If the Company fails to cure within this thirty (30) day period, the Executive’s subsequent voluntary resignation within sixty (60) days following the occurrence shall constitute Constructive Termination. Executive’s failure to resign within the sixty (60) day period shall be deemed to be an irrevocable waiver of the right to assert Constructive Discharge for such condition.

5.           OTHER DUTIES OF THE EXECUTIVE

5.1 The Executive shall devote substantially all of his working time to the business of the Company and during the Initial Term or any Renewal Term shall not take, directly or indirectly, an active role in any other business without the prior written consent of the Company; but except as provided in Section 5.4, this Section shall not prevent the Executive from serving as a director of other entities not affiliated with the Company, from making real estate or other investments of a passive nature or from participating in the activities of a charitable organization where such participation does not adversely affect the Executive’s ability to perform his duties under this Agreement.

5.2 The Executive will, upon reasonable notice, during or after the Initial Term or any Renewal Term, furnish information as may be in his possession and cooperate with the Company as may reasonably be requested in connection with any claims or legal actions in which the Company is or may become a party.  The Executive shall receive reasonable compensation for the time expended by him pursuant to this Section 5.2 after termination of employment hereunder.

5.3 The Executive acknowledges that certain information pertaining to the business and operations of the Company, such as strategic plans, product development, financial costs, pricing terms, sales data or new or developing business opportunities (“Confidential Information”) is confidential and is a unique and valuable asset of the Company.  Access to and knowledge of this Confidential Information are essential to the performance of the Executive’s duties under this Agreement.  The Executive will not during the term of this Agreement or following termination of his employment, except to the extent reasonably necessary in the performance of his duties under this Agreement, give to any person, firm, association, corporation or governmental agency any Confidential Information except as required by law.  The Executive will not make use of this Confidential Information for his own purposes or for the benefit of any person or organization other than the Company.  The Executive will also use his best efforts to prevent the disclosure of this Confidential Information by others.  All records, memoranda, etc. relating to the business of the Company whether made by the Executive or otherwise coming into his possession will remain the property of the Company.

5.4 The Executive will not Compete with the Company (as hereinafter defined) at any time while he is employed by the Company. Except after a Change in Control or after non-renewal under Section 1.1, in the event of Termination Without Cause pursuant to Section 4.1, the Executive will not Compete with the Company for a period of one (1) year from the date of such termination.  In the event of a termination after a Change in Control that gives rise to payments to the Executive under Section 4.2, the Executive will not Compete with the Company for one (1) year from the date of termination. In the event of a Voluntary Termination in which the Executive only receives payment as defined under Section 4.3, or which follows a Company non-extension notice delivered pursuant to Section 1.1, there will be no restriction on the Executive’s right to Compete with the Company after the date his employment terminates. For the purposes of this Section 5.4, the term “Compete with the Company” means action by the Executive, direct or indirect, either as an officer, director, stockholder, owner, partner, employee or in any other capacity, resulting in the Executive having any legal or equitable ownership or other financial or non-financial interest in or employment with, any HMO, managed care, workers’ compensation or health insurance business in any state where the Company conducts such business at the date of a termination of the Executive’s employment; provided, however, that the term “Compete with the Company” shall not include ownership (without any more extensive relationship) of a less than a five percent (5%) interest in any publicly-held corporation or other business entity. The Executive acknowledges that the covenants contained herein are reasonable as to geographic and temporal scope. The Executive acknowledges that his breach or threatened or attempted breach of any provision of this Section 5.4 may cause irreparable harm to the Company not compensable in monetary damages and that the Company may be entitled, in addition to all other applicable remedies, to a temporary and permanent injunction and a decree for specific performance of the terms of this Section 5.4.

5.5 The Executive agrees that, following his termination of employment, he shall not, in any communications with the press or other media or in any communications with any potential or actual stockholder, lender, investor, customer, client or supplier of the Company of any of its affiliates, criticize, ridicule or make any statement that disparages or is derogatory of the Company or any of its affiliates or any of their respective directors, officers or employees. The foregoing will not apply to any non-public oral statements made by the Executive to the Company or to any of the Company’s representatives or  any compelled testimony or production, either by legal process, subpoena or otherwise; provided, however, in the event that the Executive is requested pursuant to, or required by, applicable law, regulation, or legal process to testify or otherwise respond to a request for information from any governmental authority, the Executive will notify the Company promptly (to the extent allowed by any such law, regulation or legal process) so that the Company may seek a protective order or other appropriate remedy.

5.6 The Executive agrees that for a period of one (1) year following the Employee’s termination of employment (whether voluntary or involuntary), he shall not, directly or indirectly, personally or as an employee, officer, director, partner, member, owner or consultant, induce, select, recruit or hire any employee of the Company or otherwise interfere with the employment relationship of any person employed by the Company.

6.           INDEMNIFICATION OF EXECUTIVE

The Company shall indemnify the Executive and shall reimburse the Executive’s expenses under the circumstances described, and to the maximum extent provided under the mandatory and the permissive indemnification and expense reimbursement provisions of Delaware law.  The provisions of this Section 7.1 shall continue in full force and effect after Executive ceases to serve as an officer, director, employee or in any other capacity with the Company or any of its affiliates and shall inure to the benefit of his heirs, executors or administrators.

7.           MISCELLANEOUS

7.1 This Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter and supersedes any prior employment or severance agreements between the Company and its affiliates and the Executive.

7.2 This Agreement may not be modified or amended except in writing signed by the parties.  No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver.  A waiver shall operate only as to a specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

7.3 Any payments to be made by the Company to the Executive hereunder shall be made less any applicable tax withholdings.

7.4 This Agreement shall be deemed to conform to all requirements of the Securities and Exchange Act of 1934, as amended, and all requirements of the Code, including but not limited to Sections 280G and 409A of the Code.  It is intended that (i) each payment or installment of payments provided under this Agreement is a separate “payment” for purposes of Section 409A of the Code and (ii) that the payments satisfy, to the greatest extent possible, the exemptions from the application of  Section 409A of the Code, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two year exception), and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay).  Notwithstanding anything to the contrary in this Agreement, if the Company determines (i) that on the date of the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or at such other time that the Company determines to be relevant, the Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (ii) that any payments to be provided to the Executive pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code (the “Section 409A Taxes”) if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six (6) months after the date of the Executive’s separation from service with the Company, or such shorter period that, as determined by the Company, is sufficient to avoid the imposition of Section 409A Taxes. Any payments delayed pursuant to this Section 7.3 shall be made in a lump sum on the first day of the seventh month following the Executive’s separation from service, or such earlier date that, as determined by the Company, is sufficient to avoid the imposition of any Section 409A Taxes.

7.5 Should any part of this Agreement be declared invalid for any reason, such invalidity shall not affect the validity of any remaining portion hereof and such remaining portion shall continue in full force and effect as if this Agreement had been originally executed without including the invalid part.  Should any covenant of this Agreement be unenforceable because of its geographic scope or term, its geographic scope or term shall be modified to such extent as may be necessary to render such covenant enforceable.

7.6 Titles and captions in no way define, limit, extend or describe the scope of this Agreement nor the intent of any provision thereof.

7.7 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.8 This Agreement has been executed and delivered in the State of Maryland and its validity, interpretation, performance and enforcement shall be governed by the laws of that state.  Any dispute among the parties hereto shall be settled by arbitration in Bethesda, Maryland, in accordance with the rules then obtaining of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof.  All provisions hereof are for the protection and are intended to be for the benefit of the parties hereto and enforceable directly by each party.  Each party hereto agrees that the remedy at law of the other party for any actual or threatened breach of this Employment Agreement would be inadequate and that the other party shall be entitled to specific performance hereof or injunctive relief or both, by temporary or permanent injunction or such other appropriate judicial remedy, writ or orders as may be decided by a court of competent jurisdiction in addition to any damages which the complaining party may be legally entitled to recover.

7.9 All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered or mailed first-class postage prepaid by registered mail, return receipt requested, or when delivered if by hand, overnight delivery service or confirmed facsimile transmission to the following:

(i) If to the Company, at 6705 Rockledge Drive, Suite 900, Bethesda, Maryland, 20817, Attention: Chairman of the Compensation Committee, or at such other address as may have been furnished to the Executive by the Company in writing; or

(ii) If to the Executive, at 6705 Rockledge Drive, Suite 900, Bethesda, Maryland, 20817, or to the Executive’s primary home address on record with the company, or such other address as may have been furnished to the Company by the Executive in writing.

7.10 This Agreement shall be binding on the parties’ successors, heirs and assigns.

7.11 The terms of this Agreement were developed consistent with current applicable tax laws and regulations. In the event there are any future changes to these laws and regulations affecting the terms of this Agreement and, as a result, either party hereunder is adversely impacted, both parties agree to cooperate to protect the current interests of each to the maximum extent possible.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

EXECUTIVE:		COVENTRY HEALTH CARE, INC:
By:	/s/ Randy Giles	/s/ Allen F. Wise
	Randy Giles	Allen F. Wise
Chief Executive Officer